PLS CPA, A PROFESSIONAL CORP.
t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

October 24, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of American Home Alliance Corp. of our report dated October 24, 2012, with respect to the balance sheets as of December 31, 2007 and 2006, and the related statements of income, cash flows, and shareholders' deficit for the fiscal years ended December 31, 2007 and 2006, which appears on Form 10-K Amendment No. 1 of American Home Alliance Corp.

Very truly yours,

/s/  PLS CPA
____________________
PLS CPA, A Professional Corp.

October 24, 2012
San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board